Exhibit 99.1

June 29, 2020

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Share Repurchase Program and Fourth Quarter and Fiscal Year 2020 Results

Friedman Industries, Incorporated announced today a share repurchase program authorized by the Board of Directors on June 25, 2020 under which the Company may repurchase up to 1,062,067 shares of the Company’s outstanding common stock through June 30, 2023, which equates to 15% of the Company’s outstanding shares of common stock as of June 29, 2020.

Repurchases under the program may be made from time to time at the Company’s discretion and may be made in open market transactions, through block trades, in privately negotiated transactions and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise. The timing and actual number of shares repurchased pursuant to the program will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The repurchase program does not obligate the Company to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued at any time.

Michael Taylor, Chairman of the Board and President and CEO of the Company, remarked, “The Board’s approval of this program reflects our confidence in the Company’s future. Repurchasing stock is one means of underscoring our commitment to enhancing stockholder value.”

The Company also announced today its results of operations for the quarter and year ended March 31, 2020. For the quarter ended March 31, 2020 (the “2020 quarter”), the Company recorded a net loss of $3,018,842 ($0.43 diluted loss per share) on sales of $32,980,607 compared to a net loss of $1,165,658 ($0.17 diluted loss per share) on net sales of $42,203,066 for the quarter ended March 31, 2019 (the “2019 quarter”). Results for both the 2020 quarter and the 2019 quarter were negatively impacted by recognition of impairment losses related to the tubular segment’s pipe-finishing facility of $4,338,419 and $1,723,539, respectively. Excluding these impairment losses, the Company had earnings before income taxes of $408,628 for the 2020 quarter compared to earnings before income taxes of $258,480 for the 2019 quarter.

For the year ended March 31, 2020 (“fiscal 2020”), the Company recorded a net loss of $5,249,210 ($0.75 diluted loss per share) on sales of $142,102,324. For the year ended March 31, 2019 (“fiscal 2019”), the Company recorded net earnings of $5,099,924 ($0.73 diluted earnings per share) on sales of $187,154,493.

The Company’s operating results are significantly impacted by the market price of hot-rolled steel coil. The Company experienced significant volatility in steel price during both fiscal 2020 and fiscal 2019. In March 2018, the Administration of the U.S. government announced trade actions under Section 232 of the Trade Expansion Act related to imports of steel and aluminum products. In November 2017, steel prices began to rise on speculation of potential trade actions. The rising prices gained momentum in January 2018 when the Commerce Department’s recommendations were provided to the Administration. From January 2018, steel prices continued to rise approximately 40% until reaching a peak in July 2018. Prices held near a 10 year high until September 2018 when prices started to decline and continued that downward trend through October 2019, dropping approximately 50% to a 3 ½ year low. From November 2019 through February 2020 domestic steel producers issued a series of price increases but the upward momentum was halted in March 2020 when the COVID-19 virus started to impact the U.S. economy. The steel price volatility translated into volatility in the Company’s operating results for fiscal years 2020 and 2019. Results for fiscal 2020 were negatively impacted by sustained margin compression associated with declines in steel price while fiscal 2019 was positively impacted by stronger margins associated with increases in steel price.

SUMMARY OF OPERATIONS

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019

Net Sales	$32,980,607	$42,203,066	$142,102,324	$187,154,493

Total costs and other income	36,910,398	43,668,125	148,940,526	180,330,548

Earnings (loss) before income taxes	(3,929,791)	(1,465,059)	(6,838,202)	6,823,945

Income taxes	(910,949)	(299,401)	(1,588,992)	1,724,021

Net earnings (loss)	$(3,018,842)	$(1,165,658)	$(5,249,210)	$5,099,924

Weighted average shares outstanding:
Basic	7,000,403	7,010,266	7,000,403	7,010,266
Diluted	7,000,403	7,010,266	7,000,403	7,010,266

Net earnings (loss) per share:
Basic	$(0.43)	$(0.17)	$(0.75)	$0.73
Diluted	$(0.43)	$(0.17)	$(0.75)	$0.73

COIL SEGMENT OPERATIONS

Coil segment sales for fiscal 2020 totaled $99,762,892 compared to $124,555,478 for fiscal 2019. The decrease in sales was driven by a decrease in the average selling price associated with lower hot-rolled steel prices, partially offset by an increase in sales volume. The average selling price related to these shipments decreased from approximately $873 per ton in fiscal 2019 to approximately $651 per ton in fiscal 2020. Sales volume increased from approximately 141,000 tons in fiscal 2019 to approximately 152,000 tons in fiscal 2020. The improved shipping volume for fiscal 2020 is attributable to stable demand and an increase in the number of customers sold from approximately 170 customers in fiscal 2019 to approximately 185 customers in fiscal 2020.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for fiscal 2020 totaled $42,339,432 compared to $62,599,015 for fiscal 2019. The decrease in tubular segment sales was primarily driven by a decrease in mill reject pipe sales volume and a decrease in the average selling price of the segment’s manufactured pipe. In total, tons sold decreased from approximately 86,500 tons in fiscal 2019 to approximately 58,000 tons in fiscal 2020. Mill reject sales volume accounts for approximately 27,000 tons of the decline in volume. In fiscal 2019, shipments of mill reject were higher due to a concentrated effort to reduce the level of inventory while during fiscal 2020, mill reject inventory was at desired levels. Mill reject has the lowest average sales price of all the Company’s products but also has the most stable sales price. The average sales price per ton for mill reject was approximately $394 per ton for fiscal 2020 compared to approximately $353 per ton for fiscal 2019. Manufactured pipe sales volumes were comparable between periods with approximately 39,500 tons in fiscal 2020 and 41,000 tons in fiscal 2019. The average selling price per ton for manufactured pipe decreased significantly from approximately $1,116 per ton for fiscal 2019 to approximately $886 per ton for fiscal 2020.

Due to a lack of operations and uncertainty related to future operating expectations, the Company determined that indicators of impairment were present at March 31, 2020 related to the segment’s pipe finishing facility. The Company performed an impairment review of the finishing facility’s assets which resulted in an impairment loss of $4,338,419 being recognized for fiscal 2020. The Company performed an impairment review of the same assets at March 31, 2019 resulting in an impairment loss of $1,723,539. Significant adverse market conditions, lack of operations and the conclusion that certain assets should be valued according to their net salvage value were the primary factors contributing to the additional impairment loss for fiscal 2020.

STRATEGIC INITIATIVES

During fiscal 2020, the Company initiated an in-depth strategic review to recognize the strengths within our business and the opportunities available to us as well as the risks that we face. While this level of strategic thinking is a continuous process, it was of significant importance with fiscal 2020 being Mr. Taylor’s first year as President and CEO of the Company and allowed us to establish a foundation for how we prioritize our time and capital. The share repurchase program announced today is a result of this strategic review. In addition, we initiated capital projects at our Hickman, Arkansas (“Hickman”) and Decatur, Alabama (“Decatur”) coil processing facilities. At Hickman, we commenced a 22,000 square foot building expansion to provide additional finished goods storage space, removing that constraint to growth, and also providing safety improvements. This project was completed in April 2020 on time and under budget. At Decatur, we commenced a project to replace the existing temper mill and cut-to-length line with a stretcher leveler line. This new equipment will allow the Decatur location and our overall coil segment to process material that is thicker, wider and higher strength. In addition, material that has been leveled by the stretcher leveling process is preferable to certain customers and applications compared to material that has been leveled by the temper mill process. In June 2020, we removed the previous equipment from Decatur and we are now preparing the foundation for installation of the new equipment. We expect installation to start in October 2020 and commercial use to begin in February 2021. Another result of our strategic review is the implementation of a stable dividend philosophy with an intention to pay a dividend at a level we can maintain for the foreseeable future coupled with a desire to increase the dividend when operations become supportive of a new amount we believe is sustainable. We are also excited to announce that in June 2020 we implemented our first price-risk management actions by participating in the financial futures market for hot-rolled steel coil. We believe price-risk management is a critical tool for improving the consistency of our financial results in a volatile commodity-based business.

COVID-19 / OUTLOOK

As we concluded fiscal 2020, we were faced with unprecedented circumstances due to the global COVID-19 pandemic. We have implemented changes to our operations to help ensure the safety and health of our employees. Our facilities have continued to operate throughout this crisis and we are pleased to report that only one of our employees has tested positive for the virus and that employee has since recovered. Our coil segment experienced a significant drop in demand for April 2020 but a rapid improvement for May 2020 and June 2020. Our tubular segment experienced a significant drop in demand as well but has not seen as quick of a recovery due to COVID-19 having a significant impact on the energy industry and other underlying issues within the energy industry. The Company expects to report a net loss for the quarter ended June 30, 2020 due primarily to the demand deterioration associated with COVID-19. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business or our operations.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated, headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman and Decatur where the Company processes hot-rolled steel coils using temper mills and cut-to-length lines. The Company is in the process of replacing it’s temper mill and cut-to-length line at the Decatur plant with a stretcher leveler line. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe, provides pipe finishing services and distributes pipe.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, including the installation of our new stretcher leveler line, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, the continuing shifting of governmental policy relating to PPP loans and forgiveness of such loans, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-K as filed with the SEC on June 29, 2020 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.